UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 24, 2025
Star Equity Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35947	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Forest Ave, Suite 101
Old Greenwich, CT 06870
(Address of principal executive offices, including zip code)

(203) 489-9500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRR	NASDAQ Global Market
Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	STRRP	NASDAQ Global Market
Series C Participating Preferred Stock, par value $0.0001 per share Purchase Rights
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 24, 2025, Star Equity Holdings, Inc. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that the Market Value of Publicly Held Shares (“MVPHS”) was below the minimum MVPHS of $5,000,000 required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(1)(c).
In accordance with Nasdaq Listing Rule 5810(c)(3)(D), and as indicated in the Letter, the Company has 180 calendar days, or until January 20, 2026, to regain compliance with the minimum MVPHS requirement. The Letter further provided that if at any time during this 180-day period, the Company’s MVPHS closes at $15,000,000 or more for a minimum of ten consecutive business days, the Company will have regained compliance, and Nasdaq will provide the Company written confirmation of compliance with the MVPHS requirement and close the matter.
If the Company does not regain compliance by January 20, 2026, the Company will receive written notification that its securities are subject to delisting. Nasdaq rules permit the Company to appeal any delisting determination by Nasdaq to a Hearings Panel. Alternatively, the Company may consider applying to transfer from The Nasdaq Global Market to The Nasdaq Capital Market. In order to transfer, the Company will have to: (i) submit a Transfer Application and related application fees; (ii) meet the Capital Market’s continued listing requirements.
On May 21, 2025, Hudson Global, Inc. (“Hudson”), HSON Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Hudson (“Merger Sub”), and the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing to survive as a wholly owned subsidiary of Hudson (the “Merger”). Subject to the terms and conditions of the Merger Agreement, upon the closing of the Merger and the other transactions contemplated by the Merger Agreement, each then-outstanding share of the Company’s common stock will be converted into the right to receive 0.23 shares of Hudson common stock calculated in accordance with the terms of the Merger Agreement and each then-outstanding share of the Company’s Series A preferred stock will be converted into the right to receive one (1) share of newly created Hudson Series A preferred stock in accordance with the terms of the Merger Agreement. The Company intends to seek the approval of its stockholders for the Merger at a special meeting of stockholders, currently scheduled for August 21, 2025. Additional information regarding the proposed Merger and the upcoming stockholder meeting is set forth in the Company’s Current Report on Form 8-K dated May 22, 2025 and the Company’s joint proxy statement/prospectus dated July 23, 2025. If the Merger is consummated, the Company will cease to be listed on Nasdaq and will be a wholly-owned subsidiary of Hudson. Hudson is and will continue to be listed on Nasdaq.
The Company will review the Letter and consider what, if any, action to take, depending on the timing of the Merger. The Company’s common stock will continue to be listed and traded on Nasdaq during the 180-day compliance period, subject to the Company’s compliance with the other continued listing requirements.
Item 9.01.  Financial Statements and Exhibits
(d)  Exhibits:

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Equity Holdings, Inc.

By:	/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr. Chief Executive Officer
Date:     July 25, 2025